March 6, 2017

RAVE RESTAURANT GROUP, INC.
COMPLETES SHAREHOLDER RIGHTS OFFERING

Dallas, Texas – RAVE Restaurant Group, Inc. [NASDAQ:RAVE] today announced the successful completion of its shareholder rights offering.   Shareholders exercised subscription rights to purchase all 30,000 of the Company's 4% Convertible Senior Notes due 2022 offered at the par value of $100 per convertible note, resulting in gross offering proceeds to the Company of $3.0 million.  Shareholders exercised basic subscriptions for approximately $1.3 million of convertible notes and over-subscriptions for the remaining approximately $1.7 million of convertible notes.  Approximately $0.7 million in funds attributable to excess over-subscriptions will be returned to the subscribing shareholders by the subscription agent.

The purpose of the rights offering was to raise capital in a cost-effective manner providing the Company's existing shareholders with the opportunity to participate on a pro rata basis.  The Company intends to use the net proceeds of the rights offering to repay short-term debt, for general working capital purposes and to continue restaurant development activity.

The convertible notes have been issued in book-entry form represented by a permanent global certificate deposited with The Depository Trust Company.  Beneficial interests in the convertible notes will be shown on, and transfers will be effected through, records maintained by DTC.   The convertible notes are not listed for trading on any exchange but are DTC-eligible for over-the-counter trading.

Note Regarding Forward Looking Statements
Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.
About RAVE Restaurant Group, Inc.
Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company's common stock is listed on the Nasdaq Capital Market under the symbol "RAVE". For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000